Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Tradewinds Universal

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	457(a)	20,000,000	$0.0010	$20,000.00	0.0001381	$2.76

Total Offering Amounts:							$20,000.00		2.76
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2.76

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Offering Note(s)

(1)	The registration fee has been calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and has been set at $0.0010 per share.

Accordingly, the aggregate offering price of the 20,000,000 shares of common stock being registered is $20,000. The registration fee has been calculated by applying the fee rate of $0.0001381 to the proposed maximum aggregate offering price, resulting in a registration fee of $2.76.